Exhibit 99.1

Intrawest Reports Fiscal 2016 Third Quarter Results

Denver, Colorado, May 5, 2016 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three and nine months ended March 31, 2016.
Third Quarter Highlights

•	Net income attributable to Intrawest Resorts Holdings, Inc. was $174.5 million representing a 35.6% increase compared to the prior year period.

•	Adjusted EBITDA grew 3.1% to $161.3 million from $156.4 million in the prior year period.

•	Adjusted EBITDA grew 8.1% when expressed on a constant currency basis and removing the impact of Intrawest Resort Club Group (“IRCG”) from both periods, which was sold on January 29, 2016.

•	Total segment revenue decreased 1.9% to $314.2 million compared to the prior year period.

•	Total segment revenue grew 3.7% when expressed on a constant currency basis and removing the impact of IRCG from both periods.

“Outstanding performance at our Colorado resorts and at CMH more than offset the unprecedented warmth we experienced at our Eastern resorts this winter. We are very pleased with our results and our ability to deliver growth despite one of the most challenging Eastern winters on record and the weaker Canadian dollar,” stated Tom Marano, Chief Executive Officer. “We believe these results reflect the strength of our season pass and frequency product program, the impact of recent capital improvements, and the high quality guest experience we provide at our mountain resorts and CMH.”

Three Months Ended March 31, 2016

Below are the Company’s results for the three months ended March 31, 2016 as compared to the prior year period:

Consolidated Results

•	Consolidated revenue decreased by $6.1 million, or 1.9%, to $315.7 million.

•
Net income attributable to Intrawest Resorts Holdings, Inc. improved by $45.8 million, or 35.6%, to $174.5 million, or $4.08 per diluted share. This growth was primarily attributable to the $40.5 million gain on the sale of IRCG to Diamond Resorts as well as strong performance by our equity method investments which increased $2.9 million.

•
Total Adjusted EBITDA increased by $4.9 million to $161.3 million. This increase is primarily due to strong results at our Colorado resorts and within the Adventure Segment, partially offset by the impact of the unprecedented warmth at our Eastern resorts, a weaker Canadian dollar, and the disposition of IRCG.

Mountain Segment

•
Mountain revenue decreased by $2.7 million, or 1.1%, to $255.4 million, primarily due to an unfavorable foreign currency adjustment of $6.8 million. Excluding unfavorable foreign currency adjustments, Mountain revenue increased $4.1 million, or 1.6%, due to growth at our Colorado resorts.

•
Mountain Adjusted EBITDA was $136.7 million compared to $135.7 million in the prior year period, due to a $2.7 million decrease in Mountain revenue, offset by a $3.6 million decrease in Mountain operating expenses.

Adventure Segment

•
Adventure revenue grew by $4.3 million, or 9.5%, to $48.8 million, primarily due to increased guest nights and higher yields at CMH. Excluding unfavorable foreign currency adjustments, Adventure revenue increased $9.4 million, or 21.1%.

•
Adventure Adjusted EBITDA improved by $5.8 million, or 37.5%, to $21.2 million, primarily due to the $4.3 million increase in Adventure revenue and a $1.6 million decrease in Adventure operating expenses. Excluding unfavorable foreign currency adjustments, Adventure Adjusted EBITDA exceeded the prior year period by $8.4 million, or 54.1%.

Real Estate Segment

•	Real Estate revenue decreased by $7.7 million, or 43.4%, to $10.0 million, largely due to the disposition of the IRCG business and a land sale at Tremblant in the prior year period.

•
Real Estate Adjusted EBITDA decreased by 35.9%, to $3.3 million, primarily due to a $7.7 million decrease in Real Estate revenue partially offset by a $5.7 million decrease in Real Estate operating expenses.

Webcast and Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, May 5, 2016. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (855) 327-6837, or (631) 891-4304 for international participants.

The replay of the call will be available from approximately 12:00 p.m. Eastern Time on May 5, 2016 through midnight Eastern Time on May 19, 2016. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 10001096. The archive of the webcast will be available on the Company’s website for a limited time.

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns six four-season mountain resorts with approximately 8,000 skiable acres and over 1,130 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages condominium hotel properties and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our acquisition strategy; Steamboat Ski & Resort’s dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2015, filed with the Securities and Exchange Commission (“SEC”) on September 9, 2015, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

INTRAWEST RESORTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenue	$315,706	$321,824	$505,861	$516,999
Operating expenses	157,909	169,523	378,231	395,864
Depreciation and amortization	15,264	14,767	44,802	44,065
(Gain) on sale of Intrawest Resort Club Group	(40,481)	-	(40,481)	-
Loss (gain) on disposal of assets	1,634	(1,083)	(693)	(1,126)
Loss on remeasurement of equity method investment	-	-	-	1,454
Income from operations	181,380	138,617	124,002	76,742
Interest expense, net	(9,860)	(10,731)	(28,478)	(30,547)
Earnings (loss) from equity method investments	5,401	2,452	4,019	(305)
Other income (expense), net	(1,184)	(315)	4,026	(770)
Income before income taxes	175,737	130,023	103,569	45,120
Income tax expense (benefit)	261	230	1,529	(2,386)
Net income	175,476	129,793	102,040	47,506
Income attributable to noncontrolling interest	1,006	1,099	1,918	860
Net income attributable to Intrawest Resorts Holdings, Inc.	$174,470	$128,694	$100,122	$46,646

Weighted average shares of common stock outstanding:
Basic	42,705	45,143	44,395	45,071
Diluted	42,735	45,143	44,423	45,144
Net income attributable to Intrawest Resorts Holdings, Inc. per share:
Basic	$4.09	$2.85	$2.26	$1.03
Diluted	$4.08	$2.85	$2.25	$1.03

Statement Concerning Non-GAAP Financial Measures
We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.
Mountain Segment (dollars in thousands)

	Three Months Ended March 31,		Change		Nine Months Ended March 31,		Change
	2016	2015	$	%	2016	2015	$	%
Skier Visits	2,792,782	3,131,311	(338,529)	(10.8)%	3,420,592	3,990,092	(569,500)	(14.3)%
Revenue per Visit	$91.43	$82.42	$9.01	10.9%	$95.08	$85.94	$9.14	10.6%
ETP	$48.27	$42.65	$5.62	13.2%	$48.54	$42.37	$6.17	14.6%
RevPAR	$108.11	$114.97	$(6.86)	(6.0)%	$71.26	$73.41	$(2.15)	(2.9)%
ADR	$176.12	$177.86	$(1.74)	(1.0)%	$156.50	$164.18	$(7.68)	(4.7)%

Mountain revenue:
Lift	$134,813	$133,550	$1,263	0.9%	$170,754	$173,091	$(2,337)	(1.4)%
Lodging	23,910	25,065	(1,155)	(4.6)%	50,776	48,538	2,238	4.6%
Ski School	22,775	23,391	(616)	(2.6)%	30,046	31,762	(1,716)	(5.4)%
Retail and Rental	29,581	30,599	(1,018)	(3.3)%	48,234	51,796	(3,562)	(6.9)%
Food and Beverage	30,792	31,426	(634)	(2.0)%	50,762	50,294	468	0.9%
Other	13,486	14,061	(575)	(4.1)%	33,979	33,579	400	1.2%
Total Mountain revenue	$255,357	$258,092	$(2,735)	(1.1)%	$384,551	$389,060	$(4,509)	(1.2)%
Mountain Adjusted EBITDA	$136,704	$135,721	$983	0.7%	$110,781	$114,194	$(3,413)	(3.0)%

Adventure Segment (dollars in thousands)

	Three Months Ended March 31,		Change		Nine Months Ended March 31,		Change
	2016	2015	$	%	2016	2015	$	%
Adventure revenue	$48,835	$44,579	$4,256	9.5%	$85,465	$77,437	$8,028	10.4%
Adventure Adjusted EBITDA	$21,246	$15,449	$5,797	37.5%	$22,616	$12,767	$9,849	77.1%

Real Estate Segment (dollars in thousands)

	Three Months Ended March 31,		Change		Nine Months Ended March 31,		Change
	2016	2015	$	%	2016	2015	$	%
Real Estate revenue	$9,973	$17,635	$(7,662)	(43.4)%	$33,190	$47,858	$(14,668)	(30.6)%
Real Estate Adjusted EBITDA	$3,346	$5,221	$(1,875)	(35.9)%	$6,815	$9,457	$(2,642)	(27.9)%

Total Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended March 31,		Change		Nine Months Ended March 31,		Change
	2016	2015	$	%	2016	2015	$	%

Total segment revenue	$314,165	$320,306	$(6,141)	(1.9)%	$503,206	$514,355	$(11,149)	(2.2)%
Total Adjusted EBITDA	$161,296	$156,391	$4,905	3.1%	$140,212	$136,418	$3,794	2.8%

The following tables present segment revenue reconciled to consolidated revenue and net income (loss) attributable to the Company reconciled to Adjusted EBITDA and Adjusted EBITDA by segment, (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenue:
Mountain
Lift	$134,813	$133,550	$170,754	$173,091
Lodging	23,910	25,065	50,776	48,538
Ski School	22,775	23,391	30,046	31,762
Retail and Rental	29,581	30,599	48,234	51,796
Food and Beverage	30,792	31,426	50,762	50,294
Other	13,486	14,061	33,979	33,579
Total Mountain revenue	255,357	258,092	384,551	389,060
Adventure revenue	48,835	44,579	85,465	77,437
Real Estate revenue	9,973	17,635	33,190	47,858
Total segment revenue	314,165	320,306	503,206	514,355
Legacy, non-core and other revenue	1,541	1,518	2,655	2,644
Total revenue	$315,706	$321,824	$505,861	$516,999

Net income attributable to Intrawest Resorts Holdings, Inc.	$174,470	$128,694	$100,122	$46,646
Legacy and other non-core expenses, net	16	837	4,458	2,744
Other operating expenses	2,601	2,464	5,153	7,462
Depreciation and amortization	15,264	14,767	44,802	44,065
(Gain) on sale of Intrawest Resort Club Group	(40,481)	-	(40,481)	-
Loss (gain) on disposal of assets	1,634	(1,083)	(693)	(1,126)
Loss on remeasurement of equity method investment	-	-	-	1,454
Interest income, net	(99)	(84)	(235)	(172)
Interest expense	10,208	11,742	30,639	33,723
(Earnings) loss from equity method investments	(5,401)	(2,452)	(4,019)	305
Pro rata share of Adjusted EBITDA related to equity method investments	2,119	1,386	3,664	3,337
Adjusted EBITDA attributable to noncontrolling interest	(1,486)	(1,420)	(2,619)	(1,160)
Other (income) expense, net	1,184	211	(4,026)	666
Income tax expense (benefit)	261	230	1,529	(2,386)
Income attributable to noncontrolling interest	1,006	1,099	1,918	860
Total Adjusted EBITDA	$161,296	$156,391	$140,212	$136,418

Mountain Adjusted EBITDA	$136,704	$135,721	$110,781	$114,194
Adventure Adjusted EBITDA	21,246	15,449	22,616	12,767
Real Estate Adjusted EBITDA	3,346	5,221	6,815	9,457
Total Adjusted EBITDA	$161,296	$156,391	$140,212	$136,418